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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of our report dated March 19, 1998 relating to the consolidated financial statements of Clearview Cinema Group, Inc. and its subsidiaries which appears in such Proxy Statement/Prospectus. We also consent to the references to us under the heading "EXPERTS", "SELECTED HISTORICAL FINANCIAL DATA -- Clearview" and "SELECTED HISTORICAL FINANCIAL DATA OF CLEARVIEW" in such Proxy Statement/Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "SELECTED HISTORICAL FINANCIAL DATA -- Clearview" and "SELECTED HISTORICAL FINANCIAL DATA OF CLEARVIEW."

PricewaterhouseCoopers LLP
New York, New York
October 27, 1998